STOCK OPTION AGREEMENT

     This Stock Option Agreement, is dated as of September 9, 2004, and entered into by and among SafeNet, Inc. a Delaware corporation (“Parent”), Snowflake Acquisition Corporation, a Minnesota corporation and a wholly-owned subsidiary of Parent (the “Purchaser”), and DataKey, Inc., a Minnesota corporation (the “Company”).

     WHEREAS, the Company, Parent and the Purchaser are entering into an Agreement and Plan of Merger (the “Merger Agreement”) of even date herewith providing for (a) a cash tender offer to purchase any and all outstanding shares of (i) common stock, par value $0.05 per share of the Company (the “Common Stock”), and (ii) Convertible Preferred stock, liquidation value $2.50 per share, of the Company (the “Convertible Preferred Stock” and, together with the Common Stock, the “Shares”) at a price of $0.65 per Share for the Common Stock and $2.50 per Share for the Convertible Preferred Stock, net to the seller in cash without interest thereon, upon the terms and subject to the conditions set forth in the Merger Agreement (the “Offer”); and (b) the merger (the “Merger”) of the Purchaser with and into the Company; and

     WHEREAS, as a condition to the willingness of Parent and the Purchaser to enter into the Merger Agreement and commence the Offer, Parent and Purchaser have requested, and the Company has agreed to grant the Purchaser, the option to purchase, as described herein, authorized but unissued shares of Common Stock and/or Convertible Preferred Stock.

     NOW THEREFORE, in consideration of the foregoing and the mutual covenants and agreements set forth herein, and for other good and valuable consideration the sufficiency of which is hereby acknowledged, the parties agree as follows:

     1. Grant of Option. On the terms and subject to the conditions of this Agreement, the Company hereby grants to the Purchaser an irrevocable option (the “Option”) to purchase for the Offer Price, as defined in the Merger Agreement (the “Purchase Price”), shares of Common Stock and/or Convertible Preferred Stock, in such relative amounts as shall be determined by Purchaser in its discretion, up to such number of shares which, upon exercise, would result in Purchaser owning in excess of ninety percent (90%) of the then-outstanding shares of Common Stock and Convertible Preferred Stock on as-converted, fully-diluted basis (collectively, the “Optioned Shares”); provided, that the number of shares of Convertible Preferred Stock issuable under the Option may not exceed the number of authorized shares of Convertible Preferred Stock available for issuance.

     2. Exercise of Option. Subject to the immediately succeeding sentence, the Option may be exercised by the Purchaser, in whole or in part, at any time or from time to time after Purchaser has purchased Shares pursuant to the Offer and until the earlier of (a) immediately following the Closing Date (as defined in the Merger Agreement) and (b) the termination of the Merger Agreement in accordance with its terms. The exercise of the Option for Common Stock is conditioned upon the Purchaser and the Parent owning in the aggregate, immediately following such exercise, at least ninety percent (90%) of the outstanding shares of Common Stock, and the exercise of the Option for Convertible Preferred Stock is conditioned upon the

Purchaser and Parent owning in the aggregate, immediately following such exercise, at least ninety percent (90%) of the outstanding shares of Convertible Preferred Stock. In the event the Purchaser wishes to exercise the Option, the Purchaser shall give a written notice (the “Notice”) to the Company of its intention to exercise the Option, specifying the number of Optioned Shares to be purchased. Such notice shall be delivered to the Company in accordance with the requirements of Section 7(d), and shall specify a date (which may be the date of such notice) not more than ten (10) business days from the date such Notice is given for the purchase of the Optioned Shares. The closing (the “Closing”) of the purchase of the Optioned Shares shall take place at the offices of Venable LLP, 8010 Towers Crescent Drive, Suite 300, Vienna, Virginia 22182, or at such other location as the Purchaser shall elect. If any decree, injunction, order, law or regulation shall not permit the purchase of the Optioned Shares to be consummated on the date specified in such Notice, the date for the Closing shall be as soon as practicable following the cessation of such restriction on consummation, but in any event within two (2) business days thereof.

     3. Payment and Delivery of Certificate(s). At any Closing hereunder, (a) the Purchaser shall make payment to the Company of the aggregate price for the par value (or for preferred stock the liquidation value) of the Optioned Shares so purchased in official bank check or by wire transfer to a bank designated in writing by the Company; (b) the Purchaser shall deliver to the Company a Promissory Note substantially in the form attached hereto as Exhibit A (the “Note”) for the aggregate price for the Optioned Shares so purchased less the amount paid in accordance with clause 3(a); and (c) the Company shall deliver to the Purchaser a certificate or certificates representing the number of Optioned Shares so purchased registered in the name of the Purchaser. Certificates for Optioned Shares delivered at the Closing may be endorsed with a restrictive legend that shall read substantially as follows:

“THE SECURITIES OFFERED HEREBY ARE SUBJECT TO RESTRICTIONS ON TRANSFERABILITY AND RESALE AND MAY NOT BE TRANSFERRED OR RESOLD EXCEPT AS PERMITTED UNDER THE SECURITIES ACT OF 1933 AND APPLICABLE STATE SECURITIES LAWS, PURSUANT TO REGISTRATION OR EXEMPTION THEREFROM.”

     It is understood and agreed that the reference to the resale restrictions of the Securities Act of 1933, as amended (the “Act”), in the above legend shall be removed by delivery of substitute certificate(s) without such reference if Parent shall have delivered to the Company a copy of a letter from the staff of the Securities and Exchange Commission, or an opinion of counsel or other evidence reasonably satisfactory to the Company, to the effect that registration of the future resale of the Optioned Shares is not required and that such legend is not required for purposes of the Act.

     4. Representations and Warranties of the Company. The Company hereby represents and warrants (such representations and warranties being deemed repeated at and as of any Closing hereunder) to Parent and the Purchaser as follows:

          (a) Due Incorporation. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Minnesota and has the requisite corporate power and authority to enter into and perform this Agreement.

          (b) Due Authorization, etc. This Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Company. This Agreement has been duly executed and delivered by a duly authorized officer of the Company and constitutes the valid and binding obligation of the Company, enforceable against the Company in accordance with its terms.

          (c) Company’s Capital Stock. The Company has taken all necessary corporate action to authorize and reserve for issuance upon exercise of the Option the Optioned Shares, and at all times from the date hereof through the date of termination of this Agreement will keep reserved for issuance upon exercise of the Option that number of shares of Common Stock that the Purchaser is then entitled to purchase pursuant to the Option. The shares of Common Stock and/or Convertible Preferred Stock to be issued upon due exercise, in whole or in part, of the Option shall, when issued, be validly issued, fully-paid and non-assessable, and shall be delivered free and clear of all claims, liens, encumbrances and security interests, including any preemptive right of any of the stockholders of the Company.

     5. Representations and Warranties of the Purchaser and Parent. Parent and the Purchaser hereby jointly and severally represent and warrant (such representations and warranties being deemed repeated at and as of any Closing hereunder) to the Company as follows:

          (a) Due Incorporation. Each of Parent and the Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and the State of Minnesota, respectively, and has the requisite corporate power and authority to enter into and perform this Agreement.

          (b) Due Authorization, etc. This Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Purchaser and Parent. This Agreement has been duly executed and delivered by a duly authorized officer of the Purchaser and of Parent, and constitutes the valid and binding obligation of the Purchaser and of Parent, enforceable against each in accordance with its terms.

          (c) Distribution. The Purchaser acknowledges and agrees that the Optioned Shares have not been registered, and that the Company is under no obligation to register, the Optioned Shares under the Act or any state securities laws. The Purchaser is acquiring the Option and will acquire the Optioned Shares to be purchased upon exercise of the Option for its own account and not with a view to the distribution thereof within the meaning of the Act. The foregoing representation and warranty shall be made by any assignee under Section 7(a) and shall be binding upon such assignee.

     6. Adjustment Upon Changes in Capitalization. In the event of any change in the shares of the Company’s capital stock by reason of any stock dividend, stock split, merger,

recapitalization, combination, conversion, exchange of shares, issuance of shares (or agreements or commitments to issue shares) or the like, the number of Optioned Shares subject to the Option and the purchase price per Optioned Share shall be appropriately and equitably adjusted.

     7. Miscellaneous.

          (a) Assignment; Guarantee of the Purchaser’s Obligations. This Agreement shall not be assigned by the Purchaser, except to Parent or a wholly-owned subsidiary of Parent, without the prior written consent of the Company. Parent hereby unconditionally guarantees the full and punctual performance by Purchaser of all of the obligations of Purchaser or any of its assignees hereunder and under the Note. In connection with the obligations of Parent under the immediately preceding sentence, Parent hereby waives any and all rights, notices and defenses to which it otherwise would be entitled solely in its capacity as a guarantor under this Agreement or the Note.

          (b) Amendments. This Agreement may not be modified, amended, altered or supplemented except upon the execution and delivery of a written agreement executed by the parties hereto.

          (c) Survival of Representations, etc. All representations, warranties and agreements in this Agreement shall survive the Closing.

          (d) Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly received if so given) by delivery, by cable, telegram or telex, or by mail (registered or certified mail, postage prepaid, return receipt requested) to the respective parties as follows:

If to the Company:

DataKey, Inc. 407 West Travelers Trail Minneapolis, Minnesota 55337 Attention: David A. Feste Facsimile: (952) 890-6850

With a copy (which shall not constitute notice) to:

Fredrikson & Byron, P.A. 200 South 6th Street, #400 Minneapolis, Minnesota 55402-1425 Attention: Tom King, Esq. Facsimile: 612-492-7077

If to Parent or Purchaser, to:

SafeNet, Inc.

4690 Millennium Drive Belcamp, Maryland 21017 Attention: Kevin Hicks Director of Legal Affairs Telephone: (443) 327-1262 Facsimile: (443) 327-1223

With a copy (which shall not constitute notice) to:

Venable LLP 8010 Towers Crescent Drive, Suite 300 Vienna, VA 22182 Attention: Elizabeth R. Hughes Telephone: (703) 760-1649 Facsimile: (703) 821-8949

or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

          (e) Governing Law. This Agreement shall be governed by and construed in accordance with the substantive law of the State of Delaware without giving effect to the principles of conflict of laws thereof. Each of the parties hereto (i) consents to submit itself to the personal jurisdiction of any federal court located in the State of Delaware or any Delaware state court in the event any dispute arises out of this Agreement or any of the transactions related hereto, (ii) agrees that it shall not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and (iii) agrees that it shall not bring any action relating to this Agreement or any of the transactions related hereto in any court other than a federal or state court sitting in the State of Delaware.

          (f) Counterparts. This Agreement may be executed in several counterparts, each of which shall be an original, but all of which together shall constitute one and the same agreement.

          (g) Effect on Headings. The Section headings herein are for convenience only and shall not effect the construction hereof.

          (h) Entire Agreement. This Agreement constitutes the entire agreement among the parties with respect to the matters referred to herein and supersedes all prior agreements or understandings, both written or oral, among the parties, or any of them, with respect to the subject matter hereof.

          (i) Specific Performance. Purchaser, Parent and the Company each acknowledge and agree that the other would be irreparably damaged in the event any of the provisions of this Agreement were not performed by it in accordance with the specific terms or were otherwise breached. The Company agrees that if for any reason the Company shall have failed to issue Optioned Shares or to perform any of its other obligations under the Agreement, then the Purchaser and Parent shall be entitled to specific performance and injunctive and other equitable relief and the Company agrees to waive any requirement for the securing or posting of a bond in connection with the obtaining of any such injunctive or other equitable relief. This provision is without prejudice to any other rights the Purchaser and Parent may have against the Company for any failure to perform its obligations under this Agreement.

          IN WITNESS WHEREOF, Parent, the Purchaser and the Company have caused this Purchaser Option Agreement to be duly executed on the day and year first above written.

SAFENET, INC.
By:	/s/ Ken Mueller
	Name:	Ken Mueller
	Title:	Chief Financial Officer

SNOWFLAKE ACQUISITION CORP.
By:	/s/ Ken Mueller
	Name:	Ken Mueller
	Title:	Chief Financial Officer

DATAKEY, INC.
By:	/s/ Timothy L. Russell
	Name:	Timothy L. Russell
	Title:	President and Chief Executive Officer

[SIGNATURE PAGE TO STOCK OPTION AGREEMENT]

EXHIBIT A
NON-TRANSFERABLE PROMISSORY NOTE

     FOR VALUE RECEIVED, Snowflake Acquisition Corporation, a Minnesota corporation (“the Maker”), hereby promises to pay to DataKey, Inc., a Minnesota corporation, the principal amount of [   ] ($                   )], with no interest, on [six months after the date of exercise] by wire transfer of immediately available funds to an account designated by the payee. The amount due hereunder shall be payable in money of the United States of America lawful at such time for the payment of public and private debts.

     The Maker hereby waives presentment, diligence, protest and demand, notice of protest, demand, dishonor and nonpayment of this Note, and all other notices of any kind in connection with the delivery, acceptance, performance, default or enforcement of this Note.

     This Note shall be governed by and construed in accordance with the laws of the State of Delaware without giving effect to the principles of conflicts of laws thereof.

     IN WITNESS WHEREOF, the Maker has caused this Note to be executed as of the     day of                    , 2004.

SNOWFLAKE ACQUISITION CORPORATION
By:
Name:
Title: